Exhibit 10.1

AMENDED DIRECTORS COMPENSATION ARRANGEMENT

On August 12, 2008, by unanimous written consent, the Compensation Committee of the Board of Directors of NexMed, Inc. (the “Company”), adopted the following revised compensation arrangement for the Company’s non-employee directors:

Board retainer fees are to be paid in stock and only the meeting fees are to be paid in cash until such time as the cash position of the Company improves.

The amounts paid in stock are calculated based on $1.47 per share, which was the average of the Company’s stock price during the first five trading days of 2008. This was determined by the non-employee directors on November 13, 2007, when they elected to take their 2008 compensation in shares of the Company’s common stock.

Following shall be the compensation of the non-employee directors:

Title	Annual Retainer	In person Board Meeting Fee	Telephone Board Meeting Fee
Chairman of the Board	$120,773 (82,159 shares)	$1,750	$1,000
Board Member	$62,962 (42,832 shares)	$1,500	$700
Audit Committee Chair	$9,111 (6,197 shares)	$1,250	$600
Compensation Committee Chair	$4,833 (3,287 shares)	$1,150	$600
Nominating Committee Chair	$2,333 (1,587 shares)	$1,150	$600
Finance Committee Chair	$0	$0	$0
Audit Committee Member	$1,778 (1,209 shares)	$1,250	$600
Compensation Committee Member	$1,333 (906 shares)	$1,250	$600
Nominating Committee Member	$1,333 (906 shares)	$1,150	$600
Finance Committee Member	$0	$0	$0

The Annual Retainer shall be made retroactive to January 1, 2008. The meeting fees which are paid in cash shall commence with the next scheduled meeting of the Board of Directors or on or about September 8, 2008.

The Annual Retainer, which vests in 12 equal monthly installments and has been paid quarterly, shall be changed from a calendar year retainer to a 12 month retainer vesting in 12 equal monthly installments over the 12 month period between Annual Meetings starting with the 2009 Annual Meeting of Stockholders. For the period January-June 2009, the Company will pay the short period (pro-rated six month) Annual Retainer in stock.

Finally, each director member of the Scientific Advisory Board will receive an annual payment of 50,000 shares of the Company’s common stock.